Exhibit (a)(5)(N)
News Release
FIS Announces Final Results of Tender Offer
JACKSONVILLE, Fla., August 9, 2010 — FIS™ (NYSE: FIS), one of the world’s largest providers of banking and payments technology, announced today the final results of its “Dutch auction” tender offer for the purchase of up to $2.5 billion of shares of its common stock, which expired at 5:00 p.m., New York City time, on Tuesday, August 3, 2010.
FIS today accepted for purchase 86,206,896 shares of its common stock, including shares tendered through the conditional exercise of options, at a purchase price of $29.00 per share, for a total cost of approximately $2,500,000,000, excluding fees and expenses relating to the tender offer.
Based on the final count by the depositary, a total of 171,509,189 shares of common stock were properly tendered and not withdrawn in the tender offer at a price of $29.00 per share (or by shareholders electing to tender at the ultimate purchase price selected by FIS), including shares tendered at such prices through the conditional exercise of options. Due to the tender offer being oversubscribed, FIS purchased only a prorated portion of the shares properly tendered by each tendering stockholder (other than “odd lot” holders whose shares were purchased on a priority basis) at the final purchase price. FIS has been informed by Computershare Trust Company, N.A., the depositary for the tender offer, that the final proration factor for the tender offer was approximately 50.12%. Payment for the shares accepted for purchase under the tender offer will be made promptly, and all shares tendered and not purchased will be returned.
FIS expects to have approximately 299,618,764 shares of its common stock outstanding immediately following consummation of the tender offer.
FIS is authorized to repurchase additional shares of its common stock from time to time through open market purchases, at prevailing market prices or in privately negotiated or other transactions. FIS’ share repurchase program may be modified or terminated by FIS’ board of directors at any time. Pursuant to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, any such additional repurchases by FIS of shares of its common stock shall not occur until after August 17, 2010.
Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the dealer managers for the tender offer. Wachtell, Lipton, Rosen & Katz served as legal counsel to FIS. Questions with regard to the tender offer may be directed to Georgeson Inc., the information agent, at (800) 891-3214 or (212) 440-9800.
About FIS
FIS delivers banking and payments technologies to more than 14,000 financial institutions and businesses in over 100 countries worldwide. FIS provides financial institution core processing, and card issuer and transaction processing services, including the NYCE® Network. FIS is a member of Standard and Poor’s (S&P) 500® Index and consistently holds a leading ranking in the annual FinTech 100 rankings. Headquartered in Jacksonville, Fla., FIS employs more than 30,000 on a global basis. FIS is listed on the New York Stock Exchange under the “FIS” ticker symbol.

Forward-Looking Statements
This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. FIS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to the risks detailed in “Forward-Looking Statements” in the offer to purchase and the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission.
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For More Information:

Marcia Danzeisen, 904.854.5083	Mary Waggoner, 904.854.3282
Senior Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
marcia.danzeisen@fisglobal.com	mary.waggoner@fisglobal.com